As filed with the Securities and Exchange Commission on September 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FG Nexus Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	46-1119100
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6408 Bannington Road

Charlotte, NC 28226

(704) 994-8279

(Address of Principal Executive Offices, Including Zip Code)

Fundamental Global Inc. 2021 Equity Incentive Plan, as amended

(Full Title of the Plan)

D. Kyle Cerminara Chief Executive Officer c/o FG Nexus Inc. 6408 Bannington Road Charlotte, NC 28226 (704) 994-8279	With a copy to: Amy Bowler Holland & Hart LLP 555 17th Street, Suite 3200 Denver, CO 80202 Phone: (303) 295-8000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Explanatory Note

This Registration Statement on Form S-8 is being filed by FG Nexus Inc. (the “Company”) to register 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”).

The 2021 Plan was originally approved by the Company’s stockholders on October 1, 2021, and has subsequently been amended, most recently pursuant to Amendment No. 3 approved by stockholders on July 23, 2025, to increase the number of shares authorized for issuance under the 2021 Plan to 10,000,000 shares.

PART I

STATEMENT OF INCORPORATION BY REFERENCE

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to participants in the 2021 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be an important part of this prospectus, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC (other than any portions of the Current Reports on Form 8-K that were furnished pursuant to Item 2.02 or 7.01 of Form 8-K or other applicable SEC rules):

(1)	Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025, amended by the Form 10-K/A filed on April 30, 2025;

(2)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 14, 2025, and for the quarter ended June 30, 2025, filed on August 7, 2025;

(3)	Current Reports on Form 8-K filed on March 20, 2025, July 30, 2025, August 8, 2025, September 8, 2025, September 9, 2025 and September 12, 2025.

(4)	the description of our shares of common stock contained in (i) our Registration Statement on Form 8-A, as filed with the SEC on March 19, 2014, including any amendment or report filed for the purpose of updating such description, and (ii) Exhibit 4.4—Description of Securities to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

(5)	the description of our shares of 8.00% Cumulative Preferred Stock, Series A contained in (i) our Registration Statement on Form 8-A, as filed with the SEC on February 26, 2018, and (ii) Exhibit 4.4—Description of Securities to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025; and

(6)	Proxy Statement on Schedule 14A filed November 21, 2024.

Whenever after the date of filing the registration statement of which this prospectus is a part, and until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that under the rules of the SEC, is not deemed “filed” for purposes of the Exchange Act.

Item 6. Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation and Bylaws authorize us to provide indemnification of (and advancement of expenses to) our officers and directors, to the fullest extent permitted by applicable law. We are incorporated under the laws of the State of Nevada. The Nevada Revised Statutes (NRS) allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the person exercised their respective powers in good faith with a view to the interests of the Registrant or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding; or by opinion of independent legal counsel in a written opinion, if a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Registrant may be indemnified against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees, arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

The NRS provide further for certain mandatory and permissive indemnification of officers and directors.

A. NRS 78.7502. Discretionary indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of NRS 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by:

(a) The stockholders;

(b) The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c) Independent legal counsel, in a written opinion, if:

(1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or

(2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

B. NRS 78.751. Mandatory indemnification of directors, officers, employees and agents; advancement of expenses; other rights to indemnification and advancement of expenses; primary obligor with respect to indemnification or advancement of expenses; effect of amendment to provision of articles or bylaws providing right to indemnification or advancement of expenses.

1. A corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of:

(a) Any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or

(b) Any claim, issue or matter therein,

against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

2. Unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to this section and NRS 78.7502 and the advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

4. Unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

5. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

C. NRS 78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his or her action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of title 57 of NRS.

Further, under our Bylaws, unless ordered by a court, no indemnification will be provided to a director or an officer unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of disinterested directors, (b) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors, (c) if there are no disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by our stockholders.

As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses. The Registrant may, with approval of its Board of Directors, obtain directors’ and officers’ liability insurance.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 7, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2022).
4.2	Articles of Merger, as filed with the Secretary of State of the State of Nevada on December 7, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 9, 2022).
4.3	Articles of Incorporation, as filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on December 9, 2022).
4.4	Certificate of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 29, 2024).
4.5	Certificate of Change of Fundamental Global Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2024).
4.6	Certificate of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2025).
4.7	By-Laws (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed on December 9, 2022).
4.8	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on March 24, 2023).
4.9	Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on February 27, 2015).
4.10	Form of Global Certificate of Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 24, 2023).
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of Haskell & White LLP (independent registered public accounting firm).
23.2*	Consent of Holland & Hart LLP (included in legal opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages).
99.1	Fundamental Global Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 17, 2021).
99.2	Amendment No. 1 to Fundamental Global Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 17, 2023).
99.3	Amendment No. 2 to Fundamental Global Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed November 21, 2024).
99.4*	Amendment No. 3 to Fundamental Global Inc. 2021 Equity Incentive Plan.
107*	Filing Fee Table.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 19th day of September, 2025.

FG NEXUS INC.

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of FG Nexus Inc., hereby severally constitute and appoint D. Kye Cerminara, Mark D. Roberson and Todd Major, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ D. Kyle Cerminara	Chief Executive Officer and Chairman of the Board
D. Kyle Cerminara	(Principal Executive Officer)	September 19, 2025

/s/ Richard E. Govignon, Jr.
Richard Govignon	Director	September 19, 2025

/s/ Rita Hayes
Rita Hayes	Director	September 19, 2025

/s/ Michael C. Mitchell
Michael C. Mitchell	Director	September 19, 2025

/s/ Robert J. Roschman
Robert J. Roschman	Director	September 19, 2025

/s/ Ndamukong Suh
Ndamukong Suh	Director	September 19, 2025

/s/ Scott D. Wollney
Scott D. Wollney	Director	September 19, 2025

/s/ Jose Vargas
Jose Vargas	Director	September 19, 2025

/s/ Maja Vujinovic
Maja Vujinovic	Director	September 19, 2025